                                EXHIBIT D.(XVII)

                             AMENDMENT NUMBER 16 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                           Effective November 30, 2006

     Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), The Hartford LargeCap Growth Fund is hereby included in the definition of Portfolio.

     All provisions in the Agreement shall apply to the management of the Fund, except as stated below.

     The advisory fees for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

                         ANNUAL
NET ASSET VALUE           RATE
---------------          ------
First $500 million       0.650%
Next $500 million        0.600%
Amount Over $1 billion   0.550%

HARTFORD INVESTMENT FINANCIAL           THE HARTFORD MUTUAL FUNDS, INC.
SERVICES, LLC


By: /s/ John C. Walters                 By: /s/ Robert Arena
    ---------------------------------       ------------------------------------
    John C. Walters                         Robert Arena
    Executive Vice President                Vice President